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Exhibit 10.17

PINNACLE GAS RESOURCES, INC.

Term Sheet

Ronald T. Barnes Executive Employment Agreement

Term	Initial term of 1 year, with automatic yearly renewals thereafter.
Base Salary	$185,000
Annual bonus	Up to 0.75x base salary (in cash, options or restricted stock) at discretion of compensation committee / board
Termination Without Cause or With Good Reason

Upon a termination of employment (i) by the Company without Cause (including by reason of his Disability but excluding by reason of his death) or (ii) by the executive with Good Reason, the executive would be entitled to:
	•	payment of accrued compensation (i.e., unpaid salary, deferred compensation and unused vacation time);
	•	a lump-sum payment of 1x his base salary;
	•	payment of a pro-rated annual bonus for the year of termination;
•
a continuation of group health coverage, at the Company's expense, for the executive and his spouse/dependents under COBRA for 18 months or until the executive becomes eligible under another employer's health coverage (whichever is sooner); and
•
notwithstanding anything to the contrary in any option or restricted stock agreement, accelerated vesting of all outstanding options and shares of restricted stock as well as an extension of the period during which an award may be exercised.
Change of Control
Upon a termination of the executive's employment (i) by the Company without Cause or (ii) by the executive with Good Reason or due to his Retirement, in each case within 12 months after a Change of Control, the executive would be entitled to the same payments and benefits described immediately above, with the exception that his lump-sum payment would be equal to 1.5x his then-current annual base salary.
A "Change of Control" would mean:
•
with certain exceptions, the acquisition by any person or group (other than DLJMB) of beneficial ownership of 50% or more of (1) the outstanding shares of common stock of the Company or (2) the combined voting power of the Company;
•
approval by the stockholders of the Company of a merger, unless the holders of the Company's voting securities immediately prior to the merger beneficially own more than 50% of the common stock of the entity resulting from the merger in substantially the same proportions; or
•
the disposition of all or substantially all of the assets of the Company, unless the holders of the Company's voting securities immediately prior to the merger beneficially own more than 50% of the common stock of the entity acquiring such assets in substantially the same proportions.

Termination With Cause or Without Good Reason	Upon a termination of the executive's employment (i) by the Company with Cause or (ii) by the executive without Good Reason, the executive would entitled only to payment of accrued compensation.
Definition of Cause	"Cause" would mean:
	•	conviction of, or a plea of nolo contendere to, a felony crime;
	•	commission of an act of moral turpitude;
	•	breach of fiduciary duty;
	•	breach of confidentiality and non-compete provisions;
	•	willful and gross neglect of duties;
	•	commission of a material act of fraud against the Company;
	•	a material misappropriation of Company funds or property;
	•	without the consent of the Board or Compensation Committee, the knowing engagement in any activity which competes with or is materially injurious to the business or reputation of the Company; or
	•	the failure to cure a material breach of the employment agreement or the willful, material and repeated nonperformance of duties, in each case after notice.
Definition of Good Reason	"Good Reason" would mean:
	•	a substantial change of duties;
	•	a material breach of the agreement by the Company;
	•	a purported termination that does not comply with the terms of the agreement; or
	•	a failure by the Company to comply with the provisions of the agreement relating to successors.
Definition of Retirement	"Retirement" would mean the termination of the executive's employment for normal retirement after age 65, provided that the executive has accrued five years of active service with the Company.
Confidentiality	No expiration.
Non-Compete	1 year.
Non-Solicit	2 years.
Non-Defamation	No expiration.

Summary of Equity Awards

        As an inducement to enter into a definitive employment agreement, the board of directors expects to award Mr. Barnes 20,000 shares of restricted stock, with one-third vesting on the third anniversary of the grant, another one-third vesting on the fourth anniversary of the grant, and the remaining one-third vesting on the fifth anniversary of the date of grant.

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  Exhibit 10.17
Ronald T. Barnes Executive Employment Agreement